SMARTER COOKING BROUGHT TO THE SMART HOME BY ELECTROLUX AND

VARIGUARD USING RESEARCH FRONTIERS SPD-SMART LIGHT-CONTROL TECHNOLOGY

This week at 2018 EuroCucina in Milan, Italy, Electrolux premiers the SenseOven 2.0 concept oven using SPD-SmartGlass.

Milan, Italy, April 17, 2018 – Cooking just got smarter and easier thanks to Electrolux and variable tint SPD-SmartGlass supplied by Research Frontiers’ VariGuard division. Electrolux, a global leader in appliances is premiering its “SenseOven 2.0” concept this week at 2018 EuroCucina, Europe’s largest kitchen trade show being held in Milan. The SenseOven 2.0 embeds VariGuard’s SPD-SmartGlass interactive intelligence into the appliance – an electronically dimmable glass which uses Research Frontiers’ patented SPD-Smart light-control film technology.

Electrolux is showing how SPD-SmartGlass makes cooking more interactive, more precise and easier. It also has aesthetic benefits and a sleek modern design.

When the cook is at the oven, the SPD-SmartGlass can be switched to extremely transparent, offering an excellent view of the food and reducing the need to open the door. At all other times, the glass can be extremely dark – blocking over 99.5% of light – completely concealing the oven’s interior and delivering a sleek black appearance as an interior design element.

The ability of the SPD-SmartGlass to switch different zones from clear to dark provides an opportunity for an industry-first oven feature. Recipes specify which oven rack to use, and the rack used can change during cooking. The zone of the SmartGlass in front of the rack to be used can switch from dark to clear – but the other zones can remain dark. If the rack is to be changed during cooking, the zone in front of the new rack can switch clear and the others switch dark. These visual cues to the chef can be provided automatically – the SmartGlass can receive data from the oven’s timer, and when appropriate the cue can visually alert the cook on actions to take. In another example of visual cues that can be added, the SmartGlass could communicate with the oven’s temperature monitor and can “flash” – switching repeatedly from clear to black, when the pre-heat temperature has been reached. The SPD-SmartGlass could also communicate interactively with smart device cooking apps for added precision and functionality.

Electrolux has embedded new intelligence into the SenseOven 2.0 concept by its integration of VariGuard’s SPD- SmartGlass. The appearance of the SenseOven 2.0 exterior is electronically adjustable – instantly switching between optically transparent and a sleek solid black. At 2018 EuroCucina, visitors will experience the SPD-SmartGlass changing states between transparent and black via a demonstration program. In kitchens, VariGuard SmartGlass can be controlled manually by the user, via apps on their smart devices, or automatically with the use of motion or proximity sensors. If desired, the system’s intelligence also allows for integration and communication with other oven electronics (for example timers or thermostats), and even with smart home systems.

As an added feature, the SPD-SmartGlass in door of the oven has been designed with three different “zones” of the glass that are independently controllable between clear and dark – increasing the interactive options and benefits.

VariGuard’s SPD-SmartGlass provides optimal solutions to a longstanding dilemma that oven manufacturers have confronted: Oven manufacturers typically need to select a level of tint on the glass that is a compromise between being clear enough to see the oven’s contents while cooking to concealing the oven’s interior and contents to create a sleek design statement.

VariGuard SmartGlass is capable of switching not only from clear to black, but also any level of tint in between, offering opportunities for additional creative interactive features. For example, with the use of a proximity sensor, the tint of the glass can automatically adjust according to how close the cook is to the oven – for an interactive transition.

Electrolux sells more than 40 million products to customers in 150 countries per year. The SPD-Smart light-control film technology featured in Electrolux’s SenseOven 2.0 is also used in sunroofs on many models of Mercedes-Benz vehicles, in windows on over 40 models of aircraft, in yachts, and in art industry picture frames and display cases. It was also experienced by over 6 million people at Expo Milano as part of a 10 thousand square foot SPD-SmartGlass roof for the USA Pavilion. The design, engineering and fabrication of Electrolux’s SenseOven 2.0 concept oven was accomplished by close collaboration among VariGuard SmartGlass (a division of Research Frontiers and the supplier to Electrolux), Vision Systems (a licensee of Research Frontiers), and Electrolux.

About VariGuard SmartGlass

VariGuard SmartGlass and SmartPlastic products offer a wide range of visible light transmission, instant switching between dark and clear states, and over 99% UV-blocking at all times. Based on patented SPD light-control technology developed by VariGuard’s parent company Research Frontiers, VariGuard SmartGlass is used in a variety of industries worldwide.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information, please contact:

Seth Van Voorhees, President

VariGuard SmartGlass

+1 516-847-5330

Info@VariGuard.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart,” “SPD-SmartGlass,” “VariGuard,” “VariGuard SmartGlass,” and “VariGuard SmartPlastic” are trademarks of Research Frontiers and its subsidiary VariGuard SmartGlass.